Exhibit 99.1

Investors May Contact: Stacey Yonkus Director, Investor Relations
(212) 885-2512
investor@asburyauto.com
Reporters May Contact:
Tom Pratt
RFBinder Partners
(212) 994-7563
Tom.Pratt@RFBinder.com

Asbury Automotive Group Names Charles Oglesby Chief Operating Officer;
 Appoints him to The Board of Directors

New York, NY, September 7, 2006 — Asbury Automotive Group, Inc. (NYSE: ABG), one of the largest automotive retail and service companies in the U.S., today announced that Charles R. Oglesby has been named Senior Vice President and Chief Operating Officer and was also  appointed to the Company’s Board of Directors.  Mr. Oglesby (59) will be responsible for all automotive operations including regional operations and related Corporate support functions.  In this capacity, Mr. Oglesby will be reporting directly to Kenneth Gilman, Asbury’s President and CEO.

“I am delighted to be able to partner with Charles in this new role,” said Mr. Gilman.  “Charles is a 35-year industry veteran, and without question, one of the most respected and knowledgeable ‘car guys’ around.  Following and building on almost two years of Asbury’s industry leading results, this is another step in our continuing evolution from a group of dealerships with excellent brands in excellent locations to a cohesive, integrated company.  Charles is the perfect individual to see this strategy through and take us to new levels.”

“I am excited by the opportunity and the challenge,” said Mr. Oglesby.  “Asbury has over 8,000 associates throughout the country, including some of the best leadership talent in the industry.  I look forward to working with this dedicated group of individuals as we continue to build on our past successes.  Decisions affecting customer interactions and service—what we call customer facing activities—will continue to be made at the dealership level where we are able to capitalize on our local market brand equity.  Additionally, we will focus on operations impacting infrastructure, technology and back office functions where consistency across all dealerships will leverage best practices and economies of scale.”

Mr. Oglesby joined Asbury in 2002 as President of the North Point Automotive Group of Little Rock and in 2004 assumed the additional responsibility of the Nalley Automotive Group in Atlanta. He began his career as an Oldsmobile salesman and has held numerous management and ownership level positions at dealerships throughout the United States.  Later in his career, as President and COO, he led the First America Automotive Group to sales of $1.6 billion and 36 dealerships.  Mr. Oglesby takes great pride in being known as the consummate “people person”

with a strong ability to attract, motivate, develop and retain outstanding individuals and high performance teams.

Dealerships under Mr. Oglesby’s management have earned some of the highest manufacturer’s awards including Elite of Lexus, Toyota President’s and Board of Governor’s Awards, Honda President’s Awards, Chrysler Five Star, and many more.  He has served the automotive industry in a number of capacities including leadership roles on several Zone, Regional, and National Dealer Councils and Ad Associations.

Mr. Oglesby is a native of Georgia and is a graduate of the University of Georgia with a BBA in Marketing.

About Asbury Automotive Group

Asbury Automotive Group, Inc., headquartered in New York City, is one of the largest automobile retailers in the U.S.  Built through a combination of organic growth and a series of strategic acquisitions, the Company currently operates 86 retail auto stores, encompassing 119 franchises for the sale and servicing of 33 different brands of American, European and Asian automobiles.  The Company offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.

Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward- looking statements include statements relating to plans regarding the company’s financial position, results of operations and business strategy. These statements are based on management’s current expectations and involve significant risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, market factors and general economic conditions. There can be no guarantees the company’s plans will be successfully implemented or that they will prove to be commercially successful. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. These statements involve a number of risks and uncertainties, including investor response to the proposed offering, the trading prices for the Company’s common stock during the offering period, other conditions in the financial markets and customary closing conditions.